SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

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FIRSTBANK CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FIRSTBANK CORPORATION 311 Woodworth Avenue P.O. Box 1029 Alma, Michigan 48801

Dear Shareholder:

We invite you to attend the 2013 annual meeting of the shareholders of Firstbank Corporation.  This year’s meeting will be held at the Heritage Center on the campus of Alma College, West Superior Street, Alma, Michigan 48801, on Monday, April 22, 2013 at 4:30 p.m. (Alma time) to consider and vote upon:

1.	The election of two directors to hold office for three year terms;

2.	Advisory non-binding approval of Firstbank Corporation’s executive compensation program;

3.	Advisory non-binding vote on the frequency of future advisory votes on executive compensation;

4.	The ratification of the appointment by Firstbank Corporation’s Audit Committee of Plante & Moran, PLLC as independent auditors for the fiscal year ending December 31, 2013; and

5.	Any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 1, 2013, will be entitled to vote at the annual meeting and any adjournment of the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Samuel G. Stone, Executive Vice President,
Chief Financial Officer, Secretary, and Treasurer

Alma, Michigan
March 22, 2013

All shareholders are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED. This will assure your representation and a quorum for the transaction of business at the meeting. If you do attend the meeting in person and if you have submitted a proxy card, it will not be necessary for you to vote in person at the meeting. However, if you attend the meeting and wish to change your proxy vote, you will be given an opportunity to do so.

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 22, 2013:

This proxy statement and the 2012 Annual Report to Shareholders are available for viewing, printing and downloading at www.cfpproxy.com/5235

PROXY STATEMENT

FIRSTBANK CORPORATION
311 Woodworth Avenue
P.O. Box 1029
Alma, Michigan 48801
Telephone: (989) 463-3131

ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Firstbank Corporation (we, our or the “Corporation”) to be voted at the annual meeting of our shareholders, to be held at the Heritage Center on the campus of Alma College, West Superior Street, Alma, Michigan 48801, on Monday, April 22, 2013, at 4:30 p.m. (Alma time), and at any adjournment of the meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about March 22, 2013.  If you need directions to the location of the meeting or additional information about attending the meeting and voting in person, contact Kim Campbell at 989-466-7328.

If a proxy in the accompanying form is properly executed, duly returned, and not revoked, the shares represented by the proxy will be voted at the annual meeting of our shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, a proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for election of all nominees of the Board of Directors, for the proposal to approve our executive compensation program (on an advisory basis), for an annual vote on executive compensation and for the ratification of the independent auditors. Our management does not know of any other matters to be presented at the annual meeting.  If other matters are presented, the shares represented by proxy will be voted at the discretion of the persons designated as proxies who will take into consideration management’s recommendations.

Any shareholder executing a proxy in the enclosed form has the power to revoke it by notifying our Secretary in writing at the address indicated above at any time before it is exercised, or by appearing at the meeting and voting in person.

Solicitation of proxies is being made by mail. Directors, officers, and regular employees of the Corporation and its subsidiaries may also solicit proxies in person or by telephone without additional compensation.  In addition, banks, brokerage firms, and other custodians, nominees, and fiduciaries may solicit proxies from the beneficial owners of shares they hold and may be reimbursed for reasonable expenses incurred in sending proxy materials to beneficial owners of our stock. We will pay all expenses of soliciting proxies.

PROPOSAL 1:   ELECTION OF DIRECTORS

The Board of Directors has nominated David W. Fultz and William E. Goggin for election to the Board of Directors at the annual meeting to serve three year terms that will expire in 2016.  Messrs. Fultz and Goggin are incumbents.

The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

An affirmative vote of a plurality of the votes cast on the election of directors at the meeting is required for nominees to be elected as directors. For the purpose of counting votes on this proposal, withheld, abstained, broker non-votes and other shares not voted are not counted towards a nominee’s total.  Additional information about director nominations is provided in this Proxy under "Corporate Governance - Director Qualifications and Nominations."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ELECTION OF ALL NOMINEES AS DIRECTORS

VOTING SECURITIES

At the close of business on March 1, 2013, the record date for determination of the shareholders entitled to vote at the annual meeting,  we had issued and outstanding 8,022,952 share of its Common Stock, the only class of voting securities presently outstanding.  Each share entitles its holder to one vote on each matter to be voted upon at the meeting.  In addition, as of December 31, 2012, and as of March 1, 2013, there were 17,000 issued and outstanding shares of our non-voting Series A Preferred Stock with an aggregate liquidation preference of $17,000,000.

Security Ownership Of Management

The following table shows certain information concerning the common and preferred shares beneficially owned by each of our directors and nominees for director, by the executive officers named in the summary compensation table below, and by all directors and executive officers as a group as of  December 31, 2012.

	Amount and Nature of Beneficial Ownership (1)						Ownership of Series A Preferred Stock(5)

Name of Beneficial Owner	Sole Voting and Investment Power		Shared Voting or Investment Power (2)	Total Common Stock Beneficial Ownership		Percent of Common Stock	Series A Shares Beneficially Owned	Percent of Outstanding Series A Shares

William L. Benear	21,396	(3)(4)	0	21,396	(3)(4)	*	0	*

Thomas D. Dickinson	13,316		1,699	15,015		*	0	*

David W. Fultz	0		9,509	9,509		*	0	*

Jeff A. Gardner	67,286		31,609	98,895		1.2%	260	1.5%

William E. Goggin	42,298		2,430	44,728		*	300	1.8%

Edward B. Grant	19,254		0	19,254		*	0	*

Douglas J. Ouellette	19,623	(3)(4)	0	19,623	(3)(4)	*	0	*

Samuel A. Smith	5,860		31,282	37,142		*	200	1.2%

Samuel G. Stone	39,515	(3)(4)	3,545	43,060	(3)(4)	*	0	*

Thomas R. Sullivan	110,973	(3)(4)	550	111,523	(3)(4)	1.4%	0	*

James E. Wheeler, II	17,960	(3)(4)	25,742	43,702	(3)(4)	*	0	*

All Directors and Executive Officers as a Group (11 Persons)	357,481		106,366	463,847		5.8%	760	4.5%

*Represents less than 1 percent of the outstanding shares of the class indicated.

(1)
The numbers of shares stated are based on information furnished by each person listed and includes shares personally owned of record by that person and shares which under applicable regulations are deemed to be otherwise beneficially owned by that person. Under these regulations a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2)
Includes shares as to which the indicated person is legally entitled to share voting or investment power by reason of joint ownership, trust, or other contract or property right and shares held by spouses and children over whom the indicated person may have substantial influence by reason of the relationship.

(3)	Includes shares allocated to individual accounts under the Firstbank Corporation employee 401(k) Plan.
(4)
Shares that may be acquired pursuant to stock options that are exercisable within 60 days are included in the table. The number of shares subject to such options for Mr. Benear is 11,192 shares; Mr. Ouellette is 12,661; Mr. Wheeler is 11,192; Mr. Stone is 13,757 shares; and Mr. Sullivan is 19,388 shares.

(5)	The preferred shares are nonvoting and are not convertible into common stock.

Common Stock Ownership of Certain Beneficial Owners

The following table contains information with respect to ownership of our common stock by persons or entities that are beneficial owners of more than five percent of our voting securities as of December 31, 2012.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership (shares) (1)	Percent of Class

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	620,968	7.7%

(1)
This information is based solely upon information as of December 31, 2012 contained in a filing with the Securities and Exchange Commission on February 14, 2013 by Wellington Management Company, LLP, including notice that it has shared power to vote and shared dispositive power as to 620,968 shares.

BOARD OF DIRECTORS

Our Articles of Incorporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as practicable, with the term of office of one class expiring each year. The present Board of Directors consists of seven persons who are elected to the Board of Directors for terms of three years each by our shareholders.

Biographical information concerning the current directors and the nominees who are nominated for election to the Board of Directors at the annual meeting is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over five years.  With the exception of Mr. Sullivan, our President and Chief Executive Officer, all directors and director nominees have been determined by the Board of Directors to be independent under the NASDAQ Listing Standards.

A.           Nominees with 3-Year Terms Expiring in 2016

David W. Fultz (age 65) has been a director of Firstbank – West Branch since October, 1994 and of the Corporation since 2004.  He is the owner of Fultz Insurance Agency located in St. Helen, Michigan and Kirtland Insurance Agency located in Rose City, Michigan.

William E. Goggin (age 67) has been a director of Firstbank - Alma since February, 1974 and of the Corporation since December, 1985. Mr. Goggin has served as Chairman of the Board of the Corporation since 1986 and Chairman of the Board of Firstbank - Alma since 1978.  He is an attorney with the law firm Goggin Law Offices in Alma, Michigan

B.           Directors for 3-Year Terms Expiring in 2015

.Jeff A. Gardner (age 60) has been a director and vice-chairman of Keystone Community Bank since 1997 and a director of the Corporation since October 2005.  Mr. Gardner is President of Gardner Group, which he formed in 1980. Gardner Group provides real estate services throughout southwestern Michigan, including development, construction, management, brokerage and maintenance.  Mr. Gardner is a principal in numerous real estate developments, construction projects, and a consulting company.  Mr. Gardner holds the designation of Certified Property Manager (CPM).

Thomas R. Sullivan (age 62) became President & Chief Executive Officer of Firstbank Corporation in January, 2000.  He served as President, Chief Executive Officer of Firstbank (Mt. Pleasant) from December, 1991 until January, 2007.  He has served as a director of Firstbank (Mt. Pleasant) since 1991.  He has also served as a director of Firstbank – Alma and Firstbank – West Branch since January, 2000, Keystone Community Bank since October, 2005 and as a director of Firstbank – West Michigan since July, 2007.  Mr. Sullivan has also served as an Officer of the Corporation since 1991.

C.	Directors with 3-Year Terms Expiring in 2014

Edward B. Grant (age 63) has been a director of Firstbank (Mt. Pleasant) since 1988 and of the Corporation since 1990.  He has served as Chairman of the Board of Firstbank (Mt. Pleasant) since 1989.  Mr. Grant is the General Manager of Public Broadcasting at Central Michigan University.  Mr. Grant is a Certified Public Accountant, and holds a Ph.D. in accounting from Michigan State University.

Samuel A. Smith (age 60) became a director of Firstbank – St. Johns in June, 2000 and a director of Firstbank – Alma upon the merger of those two banks in September, 2011.  Mr. Smith has been a director of Firstbank Corporation since June, 2003. Mr. Smith is the owner of Smith Family Funeral Homes, Inc. headquartered in Elsie, Michigan.

Thomas D. Dickinson (age 54) has been a director of Firstbank – West Michigan (formerly known as Ionia County National Bank) since September, 2003 and of the Corporation since July, 2007.  He is a principal in the CPA firm of Biggs, Hausserman Thompson & Dickinson P.C. in Saranac, Michigan.  Mr. Dickinson also serves as a Managing Member of Biggs, Dickinson & Roberts Wealth Management Services, LLC and is a member of the Michigan Association of CPAs and the American Institute of CPAs.

CORPORATE GOVERNANCE

Independence of Directors and Attendance at Meetings

Our Board of Directors is composed of a majority of independent directors (as independence is defined in the NASDAQ Listing Standards). During the fiscal year ended December 31, 2012, our board held a total of 12 regular meetings. Various committees of the Board held meetings as needed.  Each director attended at least seventy-five percent (75%) of the total meetings of the Board of Directors and meetings of the committees on which they served. We also encourage all members of the Board to attend our annual meeting of shareholders each year. All members of our Board of Directors of the Corporation attended the Corporation's 2012 annual meeting.

Currently, no outside Director of Firstbank Corporation serves as a director of another publicly traded company, nor have they during the past 5 years.  Mr. Sullivan served as an elected director of the Federal Home Loan Bank of Indianapolis from January 1, 2004 thru December 31, 2009 at which time the size of the board was reduced and Mr. Sullivan’s board position was eliminated.  During 2010 Mr. Sullivan was re-elected by the Michigan members of the Federal Home Loan Bank of Indianapolis to a four year term on the FHLBI board of directors commencing January 1, 2011.  The Federal Home Loan Bank of Indianapolis has a class of securities registered under the Securities Exchange Act of 1934, as amended.  Mr. Sullivan’s current term on this board ends December 31, 2014.

During the past 10 years, none of our Directors has reported being subject to any legal proceedings as defined within Item 401 of Regulation S-K.

Director Qualifications and Nominations

Directors and nominees are considered, and must be approved by, the directors on the Board who are independent under SEC and NASDAQ Standards.  The Board searches for potential candidates that it identifies by a variety of means as deemed appropriate by the Board.

The Board has not established specific minimum age, education, years of business experience, or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  In general, the Board requires that each of its members will have the highest personal and professional ethics, integrity and values; will consistently exercise sound and objective business judgment; and will have a comfort with diversity in its broadest sense.

Although the Board does not have a specific diversity policy, it is anticipated that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a comfort with technology, a long-term and strategic perspective, and the ability to advance constructive debate.  It will be important for the Board as a whole to operate in an atmosphere where the chemistry of the individuals is a key element.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors and the independent directors considered the information discussed in each director’s biography.  The Board of Directors also considered the many years of experience represented by Messrs. Fultz, Gardner, Goggin, Grant, and Sullivan, each of whom have been involved with Firstbank Corporation or its subsidiary banks for at least fifteen years.  Each of our directors also has business and personal relationships with people in their respective communities which provide an important connection to our customers.  In addition, the Board of Directors believes that each of the directors has a reputation for honesty, integrity and adherence to high ethical standards.

With regard to Mr. Goggin, an attorney, the Board also considered his legal knowledge and experience which is beneficial in the highly regulated financial services industry.  With regard to Mr. Fultz the Board considered his experience in insurance and his experience owning and operating a business.  Mr. Smith also has experience owning and operating a business.  Messrs. Dickinson and Grant are each certified public accountants with a thorough knowledge of accounting and financial statements.  Mr. Gardner has extensive experience with real estate development, construction, management, brokerage and maintenance, which is valuable for a community banking organization with a number of locations and for which real estate often serves as collateral for loans.  Mr. Sullivan is an experienced community banker with knowledge of how to operate and manage community banks.

Shareholder nominations may be made directly by a shareholder or by written notice delivered or mailed to the secretary of the Corporation not less than ten (10) nor more than fifty (50) days prior to the annual meeting.  However, if a shareholder wishes the Board of Directors to consider a nomination as a part of a slate of nominees approved by the Board of Directors, the nomination process described below must be followed.

The independent directors will consider shareholder nominations for directors submitted in accordance with the following procedure.  A notice relating to the nomination must be given in writing to the Corporation not later than sixty (60) days nor more than ninety (90) days prior to the anniversary of the prior year's annual meeting.  Such notice must be accompanied by the nominee's written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating shareholder and persons acting in concert with the nominating shareholder.  There are no differences in the manner in which the independent directors evaluate a candidate that is recommended for nomination for membership on our Board by a shareholder.  As of this time, the Board has not received any recommended nominations from any of our shareholders in connection with the Annual Meeting.

Upon receipt of information concerning a shareholder proposed candidate, the Chair of the Board assesses the Board's needs, primarily whether or not there is a current or pending vacancy or a possible need to fulfill by adding or replacing a director, and then develops a director profile by comparing the current state of Board characteristics with the desired state and the candidate's qualifications.  The profile and the candidate's submitted information are provided to the Board for discussion.  Similarly, if at any time the Board determines there may be a need to add or replace a director, the Chair of the Board develops a Director profile by comparing the current state of Board characteristics with the desired state.  If no candidates are apparent from any source, the Board will determine the appropriate method to conduct a search.  The Board has, to date, not paid any third party fees to assist in identifying and evaluating nominees.

We have not established a nominating committee because we desire active participation of all Board members in the analysis and process of making nominations.  In addition, nominations are approved by directors who are independent, ensuring the integrity of the nomination process in the same manner that establishing a nominating committee would.  The Board has not adopted nomination charter provisions but it has adopted a formal written board resolution approving the procedure described above.

In making nominations for election to the Board of Directors, the Board will consider recommendations of shareholders. Shareholders who wish to recommend nominees should submit their recommendations in writing, delivered or mailed, to the Secretary of the Corporation.

Board of Directors Leadership Structure/Role in Risk Oversight

The Board of Directors has chosen to separate the CEO position from the Chairman position.  This separation helps to ensure that control by one person is not achieved.  Also the separation between the CEO and Chairman positions ensures that while we achieve the goal of employee retention (CEO), the Chairman position could be rotated throughout the board members.  Finally, the separate position of Chairman, allows additional leadership to be present among management, in the absence of the CEO or CFO.

The Board of Directors oversees and monitors our risk management policies and processes both directly and through board committees.  Types of risk include credit risk, liquidity risk, operational risk, reputational risk, and compensation/incentive risk.  The Board and its committees monitor risk through various reports received from management, internal and external auditors, and regulatory examiners.  Our Audit Committee exercises risk oversight by approving the independent auditor and receiving reports from both external and internal auditors.  Our compensation committee monitors potential risks related to our compensation plans and practices through a risk review process and by utilizing outside expertise when necessary.  Each member of our Board of Directors is also a director of one of our subsidiary banks, and as a result they are familiar with the types of risk relevant to financial institutions.

Shareholder Communication with the Corporation's Board of Directors

Shareholders may communicate with members of our Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 311 Woodworth Avenue, Alma, Michigan 48801.

Code of Ethics

We have adopted a Code of Ethics that applies to our executive officers (including our Chief Executive Officer and principal Financial Officer) and all of the directors.  Our Code of Ethics is available on our website www.firstbankmi.com under Investor Relations and can be obtained free of charge by sending a request to our corporate secretary at 311 Woodworth Avenue, Alma, Michigan 48801. Any changes or waivers to the Code of Ethics will be disclosed on the website.

Audit Committee

The Audit Committee oversees our accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of our quarterly financial statements.

The Audit Committee is composed of Messrs. Dickinson, Fultz, Grant, and Smith.   The Audit Committee met 8 times during the fiscal year ended December 31, 2012.

All members of our Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASDAQ listing standards and as defined in Securities and Exchange Commission rules).  Mr. Grant has been designated by the Board as the Audit Committee's financial expert.  Mr. Grant is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.  We have adopted a written Audit Committee Charter which is available at our website www.firstbankmi.com under Investor Relations.

On March 7, 2013, the Audit Committee submitted to the Board the following report.

Audit Committee Report

We have reviewed and discussed with management the Corporation’s audited consolidated balance sheet as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years for the periods ending December 31, 2012, 2011, and 2010.

We have discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant's independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted,

Edward B. Grant, CPA, Chairman
Thomas D. Dickinson, CPA, CFP
David W. Fultz
Samuel A. Smith

DIRECTOR COMPENSATION

  All of the non-employee directors of Firstbank Corporation are also Directors of one or more of the subsidiary banks within the holding company.  As a result, non-employee directors receive compensation for their duties at both the holding company and bank level.  Mr. Sullivan does not receive any Director fees.  Outside Directors of the Corporation and of the subsidiary banks have the option of receiving fees in cash, or using the fees to purchase Firstbank Corporation common stock, except when the fee is noted as being paid in shares of common stock.

Historically, we have purchased outside independent compensation data that compares our level of Director Compensation to other banking companies of our size and structure.  During 2010, the Compensation Committee determined, through a compensation review done by an independent compensation consulting firm who is experienced in board of director compensation matters, that our director compensation was low compared to competitive market data.  In January of 2011 the Compensation Committee recommended, and the Board approved, some modest increases to director compensation that would target a more competitive positioning versus peer group data.

Annually the Compensation Committee reviews Director Compensation to ensure that the fees earned/paid are competitive compared to market-based director compensation data.

The Compensation Committee determined at its January 24, 2012 and its January 28, 2013 meetings that the current fee schedule still achieved the targeted competitive position compared to market and that no changes would be made for 2012 or 2013.   Firstbank Corporation, and its affiliate banks, paid outside directors during 2012 and will pay outside Directors in 2013 as follows:

Corporate Board of Directors	Annual Retainer		Meeting Fee per Meeting Attended
	FBMI Stock	Cash	Cash
Chairman of the Board	2,300 shares	$5,000
Chairman of the Audit Committee	2,200 shares	$3,000
Chairman of the Compensation Committee	2,200 shares	$3,000
All Other Independent Board Members	2,200 shares	$0
Regular Board Meeting Attended			$700
Teleconference Meeting Attended			$250
Full Day Special Meeting Attended			$1,250
Half Day Special Meeting Attended			$1,000
Committee Meeting Attended			$250

Affiliate Bank Board of Directors (includes all affiliate banks unless otherwise noted)	Annual Retainer		Meeting Fee per Meeting Attended
	FBMI Stock	Cash	Cash
Chairman of the Board	400 shares	$0
All Other Independent Board Members	300 shares	$0
Regular Board Meeting Attended			$500
Full Day Special Meeting Attended			$900
Half Day Special Meeting Attended			$600
Executive Committee Meeting Attended			$200
Committee Meeting Attended			$100

Director Compensation Philosophy

Because of the critical role the Board of Directors fulfill in leading the company through the current economic conditions and the importance of attracting and retaining directors in light of increased regulations, liability and demands on their time, the Compensation Committee has adopted the following philosophy for director compensation.

Create a “pay for service” approach with approximately 70% of compensation paid for corporate duties and 30% of compensation paid for affiliate bank duties with an approximate 60%/40% split between cash and equity to help balance pay for current service and long-term shareholder value.  The Company targets a market positioning that is competitive versus peer on an average director basis.

The Compensation Committee will continue to review director compensation trends and market data as well as benchmark our director compensation to director compensation at similar banking companies.  The Compensation Committee did not conduct a formal market review of director compensation during 2012 or 2011, since one was conducted in 2010 and because of the Compensation Committee’s understanding that director compensation has not seen significant increases or decreases in recent years.  The Compensation Committee will continue to assess what the appropriate benchmark percentile to peer group is, and may adjust director compensation when appropriate in future years.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compen- sation ($)	Total ($)
	(1)	(2)(3)	(3)
William Goggin Chairman	$17,400	$31,865	$0	$0	$49,265
Thomas Dickinson Director	$17,050	$24,830	$0	$0	$41,880
David Fultz Director	$18,700	$24,875	$0	$0	$43,575
Jeff Gardner Director and Compensation Chair	$16,650	$27,830	$0	$0	$44,480
Edward Grant Director and Audit Chair	$20,950	$28,850	$0	$0	$49,800
Samuel Smith Director	$18,450	$24,875	$0	$0	$43,325

(1)	Cash fees includes earnings for both the corporate board and bank board, as well as any committees the director serves on.
(2)
Represents shares provided as retainers for both corporate and bank board service.  The grants are unrestricted shares of common stock valued at the market price on the grant date that vest immediately.

(3)	There are no outstanding equity awards.

COMPENSATION DISCUSSION AND ANALYSIS

The following narrative section discusses and analyzes Firstbank Corporation’s compensation policies, programs and practices for the named executive officers.  This narrative section also includes an overview of our assessment of risks in the senior executive officer compensation plans and the employee compensation plans.  The risk assessments are conducted to analyze, identify and mitigate any material risks associated with these compensation plans.

On January 30, 2009, we sold $33 million of preferred stock and warrants to the U.S. Treasury under the Capital Purchase Program of the Troubled Asset Relief Program ("TARP").  Participants in CPP are subject to a number of limitations and restrictions on executive compensation, including certain provisions of the American Recovery and Reinvestment Act of 2009 ("ARRA").

On June 28, 2012, Firstbank Corporation redeemed $33 million of preferred stock and warrants to the U.S. Treasury and exited the TARP/CPP program through the U.S. Treasury sponsored auction.  Through detailed analysis and information provided to the Board of Directors, the company retired $16 million of Preferred Shares through a cash purchase.  The remaining $17 million was purchased by private investors.

With our participation in the Capital Purchase Program (CPP) ending on June 28, 2012, the Compensation Committee has reviewed the required compensation standards, and will continue to assess any changes deemed necessary to our compensation practices.

Firstbank Corporation completed all required regulatory and Office of Financial Stability reporting through June 28, 2012 and filed its final CPP certification reports to both the Office of Financial Stability at the U.S. Treasury and the Federal Reserve, who is our primary regulator.  These final CPP reports were approved by the Compensation Committee at their January 28, 2013 meeting.

Compensation Consultant Disclosure

The Corporation’s Compensation Committee has engaged an independent consulting firm to review Executive and Board of Director compensation, review the CD&A and annual Proxy statement, assess the overall compliance with CPP restrictions, assist with the Risk Reviews, and provide general consulting advice to the Committee over the course of the year.

At the Committee’s February 27, 2012 meeting, the Compensation Committee approved engaging Blanchard Consulting Group as the Committee’s consultant for 2012.  The engagement for 2012 included a review of the Compensation Discussion and Analysis and annual Proxy statement and a review of the semi-annual Risk Review.  Blanchard Consulting Group is an independent third-party consulting firm that is exclusively focused on the banking marketplace and has performed additional consulting projects for the Committee in past years.

At the Compensation Committee’s January 28, 2013 meeting, Blanchard Consulting was again engaged for 2013 to help provide guidance in various compensation matters.  The 2013 engagement includes the review of our Annual Proxy Statement and guidance with our Risk Assessment.  Although we are no longer required to provide formal semi-annual Risk Assessments as a CPP participant, we determined it was a good business practice to continue to conduct compensation plan risk assessments at least annually.

Compensation Program Details

The foregoing discussion provides background and context for the information that follows regarding our existing compensation programs to those persons who served as our named executive officers during 2012 and to assist in understanding the information in the executive compensation tables included later in our proxy statement.  Named executive officers are determined using current year compensation for the year being disclosed.

The 2012 named executive officers, based on their 2012 compensation were subject to the CPP restrictions that have been described in previous proxy statements for the period of time that Firstbank Corporation was a CPP participant.  Because we were no longer a CPP participant as of June 28, 2012, the compensation restrictions have been lifted for the period that we were not a CPP participant.  Therefore, the 2012 named executive officers could receive incentive compensation for the period after we exited the CPP program.

The 2012 named executive officers were:

1.	Thomas R. Sullivan, President & Chief Executive Officer – Firstbank Corporation, and Chief Executive Officer – Firstbank
2.	Samuel G. Stone, Executive Vice President & Chief Financial Officer – Firstbank Corporation, and Executive Vice President & Chief Financial Officer – Firstbank
3.	Douglas J. Ouellette, Vice President – Firstbank Corporation, and President & Chief Operating Officer – Firstbank
4.	William L. Benear, Vice President – Firstbank Corporation, and President-West Michigan – Firstbank
5.	James E. Wheeler, II, Vice President – Firstbank Corporation, and President-Alma & Chief Lending Officer – Firstbank

Compensation Philosophy

We have adopted, and operate under, a written Compensation Committee Charter which is available at the Corporation's website www.firstbankmi.com under Investor Relations.  The Compensation Committee is guided by the following key principles in determining the compensation of our senior executives:

Total compensation opportunities must be competitive.  The Committee believes that compensation should reflect the competitive marketplace, which will enable us to attract, retain and motivate talented executives.  The total compensation package will be based on the pay opportunities of comparable financial institutions and will be targeted at levels that enable us to compete with other employers.  The comparable market will include comparable financial institutions with positions of similar scope.

A portion of compensation should be performance based. A portion of each executive’s compensation should be tied to financial and individual performance, in order to hold executives accountable for the business results of their areas of responsibility, and to encourage and reflect individual contributions to our performance in achieving Company goals.

Compensation should be aligned with stockholder interests. We believe that aligning the compensation of bank executives with the interests of stockholders encourages them to focus on shareholder returns.  To this end the compensation package should include reward opportunities that reflect the returns to our shareholders, which will provide motivation for enhancing shareholder value.

We use a variety of compensation elements to achieve our compensation philosophy and goals, including:

♦	Base salaries which are designed to provide executives with a reasonable current income that is sufficiently competitive to attract and retain high quality leadership.
♦	Annual cash incentives which are used to motivate, recognize, and reward the achievement of operational, financial, and/or strategic goals.
♦
Long-term incentives which are provided for the dual purpose of: 1) aligning executives’ interests with stockholders’ long-term interests; and 2) promoting retention and enhancing the benefit to those executives that remain with us for extended periods.

We have established salary ranges with a goal to have our named executive officers at or near the mid-point (50th percentile) of their range.  However, for those who are still mastering their role, developing their skills or have relatively limited experience in their position, we typically set their base salary between the minimum of the range and the 25th percentile.  Our “at or near” mid-point (40th – 60th percentile) goal is for those who are fully proficient in their role, and who consistently perform up to expectations.  We reserve above the 75th percentile positioning for only the top performing and highly-experienced individuals.

However, while the Company was subject to CPP restrictions, and our senior executive officers were restricted from receiving any cash incentive compensation, the Compensation Committee determined that our “at or near” mid-point goal for an incumbent who is fully proficient in their role should be within a range of the 60th – 90th percentile of the individual’s salary range.  This decision was made to ensure that our senior executive officers had an appropriate and competitive cash compensation package despite their inability to receive any cash incentives due to CPP restrictions.  Now that the Company is no longer a CPP participant, the Compensation Committee will continue to review this policy any may make adjustments where appropriate.

Benchmarking

In 2010 we began utilizing executive and director compensation information from a peer group of banks to benchmark our compensation levels.  The peer group contained publicly traded banks located in Michigan, Illinois, Indiana and Ohio.  These banking companies were selected based on a recommendation from our independent compensation consultant and then adjusted by the Compensation Committee to include more Michigan banking companies.  The peer group companies were comparable to Firstbank Corporation in total assets and regional location.  The peer group was mixed surrounding financial performance, whether they had the same multi-charter structure as Firstbank, and whether they participated in CPP or not.  We reviewed total compensation information for executives and directors in our market studies.  We used the public peer group data as our primary benchmark and also supplemented this information with industry survey data.

The following table identifies the specific banking companies that were used in the 2010 benchmarking process and were selected as our compensation peer group:

Independent Bank Corporation	MBT Financial Corp
Lakeland Financial Corporation	German American Bancorp, Inc
First Financial Corporation	LNB Bancorp, Inc
First Defiance Financial Corp	Isabella Bank Corporation
Peoples Bancorp Inc	First Business Financial Services, Inc
Mercantile Bank Corporation	First Citizens Banc Corp
Macatawa Bank Corporation	First Mid-Illinois Bancshares, Inc
QCR Holdings, Inc	Baylake Corp
Horizon Bancorp	Farmers National Banc Corp

We did not conduct a detailed executive compensation benchmarking review during 2011 or 2012.  The Compensation Committee decided this was not necessary due to the detailed review conducted in 2010.  During 2011 and 2012, we did review general market survey data to ensure our compensation data remained competitive.

Primary Components of Compensation Plans

Base Salary – The goal of establishing fair and competitive base salaries for the named executive officers is to attract and retain top talent.  We believe that our people make a difference in how successful we are as an organization.  The base salary ranges for the named executive officers have been determined using multiple methods.  First, we purchase and review survey salary data to ensure our base salaries are competitive.  Second, during 2010 the Compensation Committee engaged an independent third party consultant to conduct an executive compensation review.  This review included the creation of, and an analysis of, a peer group of publicly traded banks as previously mentioned.  It has been the practice of the Company to establish individual base salaries at or near the mid-point of the appropriate salary range taking into consideration overall individual performance, an individual’s time and experience in the position, and market forces within the various communities in which we operate.

During our 2012 engagement with Blanchard Consulting Group, the Compensation Committee has continued discussions with the consultant to ensure our base salaries continue to be competitive.  At the Compensation Committee’s January 24, 2012 meeting where annual base salaries are determined, it was noted that all named executive officers are now at or near their mid-point, which had been the Committee’s goal.  For 2012, the named executive officers received a nominal merit increase representing a cost of living adjustment, except for Mr. Sullivan, who based on his own recommendation, did not receive an increase for 2012.

Base salaries for 2013 were reviewed at the Compensation Committee’s January 28, 2013 meeting.  The Compensation Committee recognized that some of the base salaries that were increased during the TARP period to account for the fact that no incentive compensation was available should now be returned to a lower level to reflect each individual’s mid-point of their 2013 salary range.  The average base salary increase of the Named Executive Officers for 2013 was -2.9%.  The full re-implementation of incentive compensation has allowed the Committee to return to its desired compensation philosophy.  Adjustments as a result of CPP restrictions are no longer applicable going-forward.

For 2013, the salary ranges for our named executive officers will be increased by 3% instead of completing a full market study.  This 3% adjustment was based on various industry trend data that was provided by surveys, compensation experts, and our consultant.

Annual Short Term Incentive Compensation – Annual short term incentive compensation is the second component of total cash compensation and is also used to attract and retain top talent.  Annual short term cash incentive compensation is paid through the Board approved Firstbank Corporation Management Incentive Plan (“Management Incentive Plan”) for the Corporation’s officers.

With our exit from the TARP program, incentive compensation was eligible to be reinstated for the highly compensated officers who were previously prohibited from receiving cash incentives.  However, according to the Interim Final Rules from the Office of Financial Stability, only the period that was not a TARP period could be considered.  Therefore, our earnings and performance for the period of January 1, 2012 to June 28, 2012 could not be considered for the purpose of calculating any incentive compensation.

All incentive compensation for 2012 is solely based on our performance in the second half of 2012 (from July 1, 2012 to December 31, 2012).  The earnings and performance from this six-month period was compared to the planned earnings of the same six-month period.

The Management Incentive Plan’s threshold, target and maximum award levels have historically been determined based on competitive market information supplied to the Compensation Committee.  However, going forward, and after work performed by the Compensation Committee’s independent compensation consultant, the plan structure has been modified to ensure that it continues to meet our long-term needs, complies with regulations, and is sound.  We have added non-financial and discretionary components to the plan, in addition to the financial performance measures.  The goal is to create a plan that has an acceptable level of risk and is well balanced.

The amounts an individual can earn under the Plan are highlighted in the table below.  The Management Incentive Plan’s performance measures include a minimum earnings hurdle that must be achieved to activate that portion of the plan. If the earnings hurdle is exceeded, the incentive potential can range from 10 – 50% of the individual’s base salary on an annual basis, calculated by measuring the level of performance achieved.  The amounts that can be earned are based on different levels of performance: “threshold” – is the minimum level of performance; “target” – is the planned level of performance; and, “maximum” – is the highest level of performance.

The objective of the Management Incentive Plan is to reward high levels of performance by the Corporation and/or the individual business units for which the named executives have responsibility, and secondly, to assure that the executive’s total cash compensation is appropriate considering the Company’s performance relative to other community banks.  The addition of the non-financial and discretionary components is intended to provide us with additional tools to manage and balance risk vs. reward.

The Management Incentive Plan’s target goal is 100% of plan earnings.  The threshold goal is set at 85% of target, while the maximum goal is set at 125% of target.  If the Management Incentive Plan is activated by achieving the earnings hurdle, then risk features have also been limited by including additional triggers for non-financial performance measures for incentive compensation to our named executive officers.  These items include: acceptable audit and examination results, acceptable asset quality measures and acceptable implementation of strategic objectives helping to ensure that the named executive officers are reviewing and focused on more than earnings.

In 2010, the Board of Directors approved a Claw-back Policy as required by our participation in the CPP/TARP program and is continuing to maintain this policy going forward.  The claw-back policy allows the Corporation to recover any compensation, including incentive compensation that is paid based on materially inaccurate financial statements, results or performance criteria.  The policy also states that any manipulation of earnings to enhance the compensation of the employee is grounds for termination.

2012 Management Incentive Plan*

	Payout Levels (% of Salaries)			Goal Weighting
	Threshold	Target	Maximum	Corporate Net Income	Business Unit	Individual
Thomas R. Sullivan, President & Chief Executive Officer	15%	30%	50%	70%	n/a	30%
Samuel G. Stone EVP & Chief Financial Officer	10%	25%	50%	60%	n/a	40%
Douglas J. Ouellette Vice President	10%	25%	50%	50%	25%	25%
William L. Benear Vice President	10%	25%	50%	50%	25%	25%
James E. Wheeler, II Vice President	10%	25%	50%	50%	25%	25%

                 *The above table represents the annual award opportunities under the plan.  In 2012, these payout levels as a percent of salary were decreased by ½ since the named executive officers were only eligible to receive cash incentives under the plan after the Company exited the TARP program on June 28, 2012.

The Management Incentive Plan fits within our compensation objectives by achieving an overall competitive compensation package that includes performance-based compensation.  The “corporate net income” component of this short-term incentive compensation will only be paid when the financial performance of the company exceeds a pre-set, minimally acceptable level of net income, as determined by the board of directors.

When discretionary components were added, payments could be made under the “business unit” and/or the “individual” discretionary components, as the Compensation Committee and board deemed appropriate.

The 2012 named executive officers were only subject to the compensation restrictions under CPP from January 1, 2012 to June 28, 2012 which is when the preferred shares were redeemed from the U.S. Treasury.  The 2012 named executive officers became eligible for incentive compensation for the period of July 1, 2012 to December 31, 2012.  The “actual performance” results shown below are from the same period of July 1, 2012 to December 31, 2012 compared to the Company’s planned performance from July 1, 2012 to December 31, 2012.

The Management Incentive Plan’s Corporate Net Income target for the second half of 2012 was $4,207,000.  The actual net income performance of the company in the second half of 2012 was $5,713,700 or 136% of plan.  These achievements resulted in a maximum payout of the Corporate Net Income goal.  The Business Unit goals varied by unit, as well as the Individual Discretionary goals.  The actual performance compared to planned target results is shown in the following table.

2012 Management Incentive Plan Goals and Performance

Thomas R. Sullivan (1) – 2012 MIP Goals
Goal	Weight	$ Target	Performance Relative to Plan	$ Payout (2)	Total Payout as % of Base Salary
Corporate Net Income	70%	$35,280	Maximum	$58,800	24%
Individual Discretionary Performance	30%	$15,120	Above Target	$21,200

Samuel G. Stone (1) – 2012 MIP Goals
Goal	Weight	$ Target	Performance Relative to Plan	$ Payout (2)	Total Payout as % of Base Salary
Corporate Net Income	60%	$18,900	Maximum	$37,800	25%
Individual Discretionary Performance	40%	$12,600	Maximum	$25,200

Douglas J. Ouellette (1) – 2012 MIP Goals
Goal	Weight	$ Target	Performance Relative to Plan	$ Payout (2)	Total Payout as % of Base Salary
Corporate Net Income	50%	$12,188	Maximum	$24,375	22%
Business Unit Discretionary Performance	25%	$6,094	Above Target	$11,456
Individual Discretionary Performance	25%	$6,094	Above Target	$7,617

William L. Benear (1) – 2012 MIP Goals
Goal	Weight	$ Target	Performance Relative to Plan	$ Payout (2)	Total Payout as % of Base Salary
Corporate Net Income	50%	$12,188	Maximum	$24,375	18%
Business Unit Discretionary Performance	25%	$6,094	Threshold	$3,352
Individual Discretionary Performance	25%	$6,094	Above Target	$6,703

James E. Wheeler, II (1) – 2012 MIP Goals
Goal	Weight	$ Target	Performance Relative to Plan	$ Payout (2)	Total Payout as % of Base Salary
Corporate Net Income	50%	$12,188	Maximum	$24,375	21%
Business Unit Discretionary Performance	25%	$6,094	Above Target	$10,238
Individual Discretionary Performance	25%	$6,094	Above Target	$7,008

(1)
These named executive officers were restricted from receiving any cash incentive compensation during the period of January 1, 2012 to June 28, 2012, even if the individual achieved their performance measures.

(2)	The total dollar amount paid out to these named executive officers is reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

Stock Option Grants – Our shareholders approved the establishment of a Stock Option Plan in 1993, a Stock Option and Restricted Stock Plan in 1997 and a Stock Compensation Plan in 2006.

Based upon a recommendation from the Compensation Committee, the Board of Directors approves the amount and terms of any stock option grants on a discretionary basis.  Our practice is to award the options and set the option price at the closing price on the date of the board meeting in which the options are approved.  We have never back-dated options, have never granted options at a price lower than the value on the date of the grant, and have not provided special treatment or favorable pricing to any employee including the named executive officers.

During 2012 no stock option grants were awarded to any of the named executive officers, or any other management employee.

Restricted Stock Grants – We have restricted stock available to grant under the same shareholder approved plan that allows stock option grants.  Restricted stock has been primarily used as an executive recruitment tool, and secondarily to address individual compensation or performance.  Normally, restricted stock awards vest over a five year period, vest upon achievement of certain predetermined goals, or vest upon some combination of time and goal achievement.  The largest grant that has been awarded under any of the stock plans is 4,000 shares.  Grants of restricted stock provide executives with an ownership stake in the company, focusing them on shareholder return.  We do not have formal stock ownership requirements in place for executive officers at this time.

During 2011, the Corporate Compensation Committee recommended, and the Board of Directors approved changing our practice from granting Stock Options to granting Restricted Stock.  Restricted Stock encourages the executives to own our shares and aligns their interests with the shareholders.  We also believe it provides a better tool for delivering value to the plan’s participants in today’s compensation environment.  Restricted Stock is considered a long-term compensation tool and has a strong link to the long-term performance of the Corporation.  In changing from Stock Options to awards of Restricted Stock, the number of shares awarded was reduced to correlate with the industry standard and our Black Sholes model.   All Restricted Stock grants are made on a discretionary basis, taking into consideration such areas as the person’s job duties, responsibilities and performance.

During 2012 no Restricted Stock grants were made to the named executive officers.  However, the Compensation Committee continued its practice of granting restricted stock to various management employees.  On January 28, 2013 the Committee determined it would make Restricted stock grants to corporate officers, as well as the named executive officers.  These grants are in line with, and similar amounts to, the grants awarded to other management employees.  Since the grants are discretionary, not tied to any performance period and were approved in 2013, they are considered 2013 compensation and will be reported in future disclosures as 2013 compensation.

401(k) Savings Plan – The Firstbank Corporation 401(k) Savings Plan is a defined contribution plan, which complies with the requirements of the Internal Revenue Service and allows a variety of investment options, including our stock.  We contribute a company “match” that encourages all of our employees to save for their retirement, including the named executive officers.  The amount of the Safe Harbor Match is formula driven at 100% of the first 3% contributed by the employee, and 60% of the next 2% contributed by the employee, for a total of 4.2% of compensation, assuming the employee contributes 5% of their compensation.  The Safe Harbor match is immediately vested to the employee.

The 401(k) Savings Plan is the only company sponsored retirement vehicle for our named executive officers.  The Compensation Committee intends to continue to work with an independent compensation consultant to maintain the competitiveness of the Company’s retirement benefits as part of the overall compensation plan.

Perquisites – Each of the named executives has business development responsibilities and is required to travel from time to time in the normal performance of their duties.

To facilitate the conduct of the Company’s business in an appropriate environment, and for entertainment of existing and potential customers, we maintain memberships in a variety of clubs and organizations.  Each of the named executive officers may be provided membership in one or more civic and social organizations or clubs.  The executive is responsible for maintaining records of the personal use of such clubs, and personal use is reported as compensation.

Company owned automobiles are made available for the use of each of the named executives, and each executive is responsible to record the level of business and personal use of the vehicle assigned.  Personal use of the automobile is reported as compensation to the executive in accordance with IRS regulations.

We maintain a modest level of perquisites for executives, and the amounts reported as perquisites consist primarily of personal use of automobiles and clubs.  Also, the Board of Directors has adopted an Excessive and Luxury Expenditure Policy which can be found on the company’s web-site at www.firstbankmi.com under Investor Relations.

Deferred Compensation Plan – Firstbank Corporation does not provide a Deferred Compensation plan to its named executive officers, or to any management employees.

Executive Agreements – We have entered into change-in-control agreements, referred to as Management Continuity Agreements, with our named executive officers.  These agreements provide certain protections in the event of a change of control of Firstbank Corporation.  The protections provided by the Management Continuity Agreements include lump-sum severance payments and other benefits, as further described under “Executive Compensation - Potential Payments Upon Termination or Change in Control” below.  Severance benefits for the named executive officers were subject to significant limitations due to our participation in CPP.  These restrictions are now lifted because we exited the CPP/TARP programs by redeeming preferred shares from the U.S. Treasury.  Other than the Management Continuity Agreements, we do not have employment agreements with our named executive officers.

Non-binding Advisory Shareholder Vote “Say on Pay”

For the past three years shareholders have been asked to cast an advisory, non-binding vote approving Firstbank Corporation’s executive compensation programs.  At the most recent shareholder’s meeting, held on April 23, 2012, there were 3,681,486 votes cast in favor of the Company’s executive compensation programs, which represented a 94% approval rating of the votes cast on this proposal.  The Compensation Committee considered this information as they continued to make compensation decisions during 2012.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	All Other Compen-sation ($)	Total ($)
				(1)	(1)		(2)
Thomas R. Sullivan President & Chief Executive Officer	2012 2011 2010	$336,000 $335,404 $297,327	$0 $0 $0	$0 $0 $0	$0 $0 $0	$80,000 $0 $0	$17,199 $16,989 $17,461	$433,199 $352,393 $314,788
Samuel G. Stone EVP & Chief Financial Officer	2012 2011 2010	$251,865 $244,231 $197,327	$0 $0 $0	$0 $0 $0	$0 $0 $0	$63,000 $0 $0	$22,832 $20,152 $19,556	$337,697 $264,383 $216,883
Douglas J. Ouellette Vice President	2012 2011 2010	$194,615 $174,904 $160,409	$0 $0 $0	$0 $0 $0	$0 $0 $7,159	$43,448 $0 $24,225	$13,461 $14,905 $16,507	$251,524 $189,809 $208,300
William L. Benear Vice President	2012 2011 2010	$194,904 $189,616 $164,885	$0 $0 $0	$0 $0 $0	$0 $0 $0	$34,430 $0 $0	$20,493 $21,380 $22,924	$249,827 $210,996 $187,809
James E. Wheeler, II Vice President	2012 2011 2010	$194,904 $189,616 $165,908	$0 $0 $0	$0 $0 $0	0 $0 $0	$41,620 $0 $0	$12,008 $12,070 $13,771	$248,532 $201,686 $179,679

(1)	Amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS123R).
(2)
All other compensation includes: 401(k) match, group-term life insurance premiums, the value of perquisites, restricted stock dividends and “opt-out” payments to employees who decline our group health insurance.  The individual amounts are as follows:

	401(k) Match	Life Insurance Premiums	Cars	Dues	Restricted Stock Dividends	“Opt-out”
Mr. Sullivan	$10,500	$3,564	$3,017	$0	$118	$0
Mr. Stone	$10,500	$6,847	$5,449	$0	$36	$0
Mr. Ouellette	$8,175	$607	$3,188	$759	$32	$700
Mr. Benear	$8,188	$5,170	$5,686	$1,395	$54	$0
Mr. Wheeler	$8,188	$936	$2,827	$0	$57	$0

Grants of Plan-Based Award Table
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Award	All Other Option Awards	Exer- cise or Base Price	Grant Date Fair Value
		Thres- hold ($)	Target(2) ($)	Maxi- mum ($)	Thres- hold ($)	Tar- get ($)	Maxi- mum ($)	(#)	# of Secur- ities Under- lying Options (#)	of Option Award ($/Sh)	of Stock and Option Awards ($)

Thomas R. Sullivan (1)	1/24/2012	$25,200	$50,400	$84,000	--	--	--	--	--	--	--
Samuel G. Stone (1)	1/24/2012	$12,600	$31,500	$63,000	--	--	--	--	--	--	--
Douglas J. Ouellette (1)	1/24/2012	$9,750	$24,375	$48,750	--	--	--	--	--	--	--
William L. Benear (1)	1/24/2012	$9,750	$24,375	$48,750	--	--	--	--	--	--	--
James E. Wheeler, II (1)	1/24/2012	$9,750	$24,375	$48,750	--	--	--	--	--	--	--

(1)
These 2012 named executive officers were restricted from receiving any cash incentive compensation or stock options for the period of January 1, 2012 to June 28, 2012 based on our participation in the TARP program.  Incentive compensation was prohibited during the TARP period, even if the individual achieved their performance measures.

(2)
The 2012 Management Incentive Plan payout levels were reduced by 50% to reflect the period of time that the company was no longer a TARP participant and therefore eligible to receive incentive compensation.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	# Securities Unexer-cised Options (#) Exercis-able	# Securities Un-exercised Options (#) Unexercis-able	Equity Award # of Securities Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares of Stock that Have not Vested (#)	Market Value of Shares that have not vested ($)	Equity Awards: # of Unearned Share that have not vested (#)	Equity Awards: Market Value
(1)
Thomas R. Sullivan	1,823.26 1,736.44 1,653.75 1,575.00 7,000.00 5,600.00	0.00 0.00 0.00 0.00 0.00 1,400.00	0 0 0 0 0 0	$26.17 $24.46 $22.86 $22.00 $16.00 $7.80	11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	400(2) 600(3)	$4,276(4) $6,414(4)	n/a	n/a
Samuel G. Stone	1,519.38 1,447.03 1,378.13 1,312.50 4,500.00 3,600.00	0.00 0.00 0.00 0.00 0.00 900.00	0 0 0 0 0 0	$26.17 $24.46 $22.86 $22.00 $16.00 $7.80	11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	400(3)	$4,276(4)	n/a	n/a
Douglas J. Ouellette	972.41 926.10 1,102.50 1,050.00 3,075.00 2,460.00 1,845.00 1,230.00	0.00 0.00 0.00 0.00 0.00 615.00 1,230.00 1,845.00	0 0 0 0 0 0 0 0	$26.17 $24.46 $22.86 $22.00 $16.00 $7.80 $8.60 $5.19	11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018 11/23/2019 11/22/2020	400(3)	$4,276(4)	n/a	n/a
William L. Benear	1,519.38 1,447.03 1,378.13 1,312.50 3,075.00 2,460.00	0.00 0.00 0.00 0.00 0.00 615.00	0 0 0 0 0 0	$26.17 $24.46 $22.86 $22.00 $16.00 $7.80	11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	200(2) 240(3)	$2,138(4) $2,566(4)	n/a	n/a
James E. Wheeler II	1,519.38 1,447.03 1,378.13 1,312.50 3,075.00 2,460.00	0.00 0.00 0.00 0.00 0.00 615.00	0 0 0 0 0 0	$26.17 $24.46 $22.86 $22.00 $16.00 $7.80	11/24/2013 11/22/2014 11/28/2015 11/27/2016 12/03/2017 11/24/2018	220(2) 240(3)	$2,352(4) $2,566(4)	n/a	n/a

(1)	The stock option awards have a 10 year life and a 5 year vesting schedule with 20% of the award vesting each anniversary date.
(2)
These restricted stock awards were granted on July 28, 2008 and have a 5 year vesting schedule, with 20% of the award vesting each anniversary date.  The first anniversary was July 28, 2009 and the remaining shares will vest in equal annual amounts.

(3)
These restricted stock awards were granted on January 26, 2009 and have a 5 year vesting schedule, with 20% of the award vesting each anniversary date.  The first anniversary was January 26, 2010 and the remaining shares will vest in equal annual amounts.

(4)	Market value based on stock price of $10.69 on 12/31/2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
	(1)		(2)	(2)
Thomas R. Sullivan	--	$0	700	$5,690
Samuel G. Stone	--	$0	200	$1,180
Douglas J. Ouellette	--	$0	200	$1,180
William L. Benear	--	$0	320	$2,668
James E. Wheeler, II	--	$0	340	$2,864

(1)	No stock options were exercised during 2012.
(2)
The restricted shares acquired on vesting were from both the July 28, 2008 grant and the January 26, 2009 grant, which both have a 5 year vesting schedule, with 20% of the award vesting each anniversary date.  The value realized on vesting was determined by using the closing prices of $5.90 per share on January 26, 2012 and $9.80 per share on July 30, 2012.

Non-Qualified Deferred Compensation

Firstbank Corporation terminated the deferred compensation plan in 2009 and paid out the balances pursuant to the terms of the plan document.  As a result, there were no contributions, earnings, or any balances to report for 2012.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of Firstbank Corporation.  The estimated payouts under a variety of termination scenarios for the named executive officers are shown in a table later in this section. All scenarios assume the named executive officer's date of termination is December 31, 2012 (the last business day of the last completed fiscal year) and that the price per share of the Corporation's stock on the date of termination is $10.69 per share (the closing market price as of that day).

In addition, as described in the Compensation Discussion and Analysis, we were a TARP participant from January 30, 2009 until June 28, 2012 and therefore, subject to certain executive compensation restrictions.  Firstbank Corporation exited the TARP program on June 28, 2012 and redeemed a portion of its outstanding preferred shares and warrants from the U.S. Treasury.  The compensation restrictions were lifted for the second half of 2012 and therefore the named executive officers were reinstated as participants to any severance payments, outside of vested benefits, in the case of a termination as a result of a change of control as they were before the Company entered into the TARP program.

Voluntary Retirement – As of December 31, 2012, of the named executive officers, Messrs. Sullivan, Stone, and Benear met the eligibility for normal retirement (at least 62 years of age with at least five years of service).  Upon normal retirement, the outstanding stock options held by a named executive officer become fully vested and are exercisable for a period of 15 months following termination of employment.  Also upon normal retirement, unvested grants of restricted stock held by the named executive officer become fully vested.

As of December 31, 2012, none of the named executive officers are eligible for early retirement (at least 55 years of age with at least 10 years of service).  If a named executive officer were to terminate employment at a time when they were eligible for early retirement, any outstanding stock options would become fully vested and exercisable for a period of 15 months following termination of employment.  Unvested grants of restricted stock are forfeited upon early retirement, although the Compensation Committee may approve acceleration of the vesting of those awards. Such acceleration would typically only be considered in limited retirement situations.

Voluntary or Involuntary Termination – Other than the arrangements detailed below under "Change of Control Agreements", the Corporation does not have contracts with its named executive officers that would require cash severance payments upon voluntary or involuntary termination of employment.

Disability – We offer the same long-term disability insurance to all benefit eligible employees, including the named executive officers.  The plan offers coverage of 50% of base salary up to a limit set by the Corporation's disability carrier. The amounts for disability payments in the case of termination due to disability in the tables shown later in this section reflect the monthly benefit the executive would receive until age 65 from this fully insured plan.

If an executive's employment terminated due to disability, the executive's stock options become fully vested and continue to be exercisable for one year after the termination of employment due to disability.  Restricted stock awards also vest upon termination due to disability.

Death – In the event of the death of a named executive officer, stock options and restricted stock granted under our stock plans become fully vested. The stock options would continue to be exercisable for one year after death. We offer life insurance to all benefit eligible employees, including the named executive officers.  The amounts for life insurance in the case of termination due to death in the table shown later in this section reflect the amount of life insurance the executive would receive from this fully insured plan.

Change in Control Agreements – We have entered into agreements (the "Continuity Agreements") with each of the named executive officers.  These agreements provide the individual a severance benefit only if a “change of control” event and a corresponding termination occur during the time the agreement remains in effect.  The Continuity Agreements are for an initial three-year period and on each three year anniversary are extended automatically for an additional three year term unless we deliver written notice to the named executive officer, at least six months prior to the renewal date, that the Continuity Agreement will not be extended.

 If a “change of control” occurs and the executive’s employment is either involuntary terminated other than for cause, or is voluntarily terminated due to a substantial change in duties, then the affected named executive is entitled to 150% of their highest rate of annual base salary during the 12 months prior to the date of termination, 150% of any incentive bonus that may have been earned through the date of termination, plus continued health insurance, life insurance, and disability insurance benefits for two years.    The severance benefit formula is the same for each of the named executive officers, regardless of position.  The salary and benefit continuation payments are guaranteed to the individual if the termination of employment occurs within six months before or two years after the date of the change in control event.   "Cause" for a termination without severance would include willful commission of a felony or other criminal act likely to harm the Corporation, an act of fraud, or a continued willful failure to perform duties.  A substantial change in duties giving the executive the right to terminate employment and collect the benefit would include diminished responsibilities or authority, reduced compensation, reduced benefits, or a requirement to relocate.

If any payments or benefits to the executive under the agreement or otherwise would constitute a "parachute payment" under Section 280G of the Internal Revenue Code, then the aggregate present value of such payments and benefits is limited to a maximum of 2.99 times the executive's "base amount" calculated as described in the Continuity Agreements and under the Internal Revenue Code.

In exchange for the right to the severance benefits under certain circumstances as provided for in the Continuity Agreements, the Continuity Agreements contain a non-competition covenant that limits the executive’s ability to compete if they are no longer employed by Firstbank Corporation.  The non-competition covenant covers a geographical area within 25 miles of any of our bank’s main offices and is for a period of two years from the date of termination. The non-competition covenant is an important protection for us.  The non-competition covenant is effective upon execution of the agreement, and is enforceable regardless of whether a “change of control” occurs.

We believe that the Continuity Agreements can help in attracting and retaining executives by reducing the personal uncertainty that arises from the possibility of a future business combination. Moreover, the Continuity Agreements are designed to offset the uncertainty of executives as to their own futures if a change in control occurs, and make the executives neutral to change in control transactions that are in the best interests of the Corporation and its shareholders, thereby increasing shareholder value.

Vesting Upon Change in Control – Our restricted stock awards vest upon a change of control.  Options granted under our 2006 Stock Compensation Plan vest upon a change in control if the successor fails to assume the options or substitute equivalent options.  Options granted under our Restricted Stock Plan of 1997 automatically vest upon a change in control.  No other incentive compensation plan vests upon a change in control.

Termination Scenarios – Since Firstbank Corporation is no longer a CPP participant, the severance benefits that would be paid to the named executive officers, assuming an event that triggered payments as of December 31, 2012, would be as follows:

Termination Scenarios as of December 31, 2012

Named Executive Officer	Voluntary or Involuntary Termination Absent a Change in Control	Change in Control Without a Qualifying Termination ($)	Qualifying Termination in Connection with Change in Control ($)	Termination in the Event of Retirement ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)
	(1)	(2)	(3)	(4)	(5)	(6)
Thomas R. Sullivan	$0	$10,690	$684,420	$14,736	$340,690	$510,690
Samuel G. Stone	$0	$4,276	$495,306	$6,877	$4,276	$331,876
Douglas J. Ouellette	$0	$4,276	$388,431	$0	$1,791,776	$394,276
William L. Benear	$0	$4,704	$388,859	$6,481	$4,704	$258,204
James E. Wheeler, II	$0	$4,918	$389,073	$0	$1,109,918	$394,918

(1)
This column represents voluntary or involuntary termination absent change in control, retirement, disability or death.  The named executive officers do not have employment agreements entitling them to compensation upon termination of employment absent a change of control.

(2)	The amounts shown in this column reflect the value of restricted stock with respect to which transferability restrictions would have lapsed if a change of control had occurred on December 31, 2012.
(3)
The amounts shown in this column reflect the value of compensation and benefits payable under the Continuity Agreements, including a lump sum cash payment equal to 1.5 times the executive's base salary and target incentive compensation and two years of benefits continuation.  The value of 2 years benefit continuation included in this column is $18,530 for each named executive officer, which is an estimate based on current premium expenditures.  This column also includes the value of restricted stock that would automatically vest upon a change of control (the dollar amount is shown separately in column 2).

(4)
Represents the value of accelerated vesting of stock options upon normal retirement.  As of December 31, 2012, only Mr. Sullivan, Mr. Stone and Mr. Benear were eligible for normal retirement and the amount shown represents the value with respect to the shares of unvested stock options that would vest upon retirement as of December 31, 2012.  This column also includes the value of restricted stock that would automatically vest upon a change of control (the dollar amount is shown separately in column 2) because Restricted Stock vests upon normal retirement as well.

(5)
Disability termination amounts include the value of restricted shares with respect to which restrictions would have lapsed had the executive become disabled as of December 31, 2012 (the dollar amount is shown separately in column 2) because Restricted Stock vests upon disability as well.  The amounts shown also include the amount of monthly disability benefits payable until age 65 from a fully insured disability benefit plan offered to all of the corporation’s benefit eligible employees.

(6)
Death termination amounts include the value of restricted shares with respect to which restrictions would have lapsed upon death (the dollar amount is shown separately in column 2) because Restricted Stock vests upon death as well.  The amounts shown also include the total death benefit from a fully insured life insurance benefit plan offered to all of the corporation’s benefit eligible employees. This benefit reduces 35% at age 65, which applies to Mr. Stone and Mr. Benear.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of outside members of the Board of Directors of the Corporation.  Mr. Sullivan, the President and Chief Executive Officer of the Corporation, has served on the Board of Directors and participated in deliberations concerning compensation of other executive officers.  Mr. Sullivan, however, has been excused from meetings at which decisions with respect to his own compensation have been discussed and made.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Firstbank Corporation Compensation Committee, which met 4 times throughout 2012, has reached the conclusion, through a comprehensive risk assessment, that the compensation programs and practices at Firstbank Corporation do not encourage employees, including the named executive officers, to take unnecessary and/or excessive risk that would threaten the value of the Corporation.  The risk assessment included various discussions, review, and evaluation of the Corporation’s compensation plans and practices.  The most recent risk assessment was completed and approved by the Compensation Committee on February 27, 2012.  Certification of the completion of the risk assessment has been filed with the Chief Compliance Officer of the Office of Financial Stability at the Department of Treasury as required.

The risk assessment reviewed approximately twenty different risk related criteria including the following: the mix of base salary and incentive compensation to determine that the ratio was appropriate; the performance metrics used in various incentive plans to ensure that they did not focus solely on short-term results; the performance goals and payout curves in the incentive plans to ensure that they were in line with industry standards; the type and amount of equity incentives that are utilized to ensure they are promoting the right behaviors; the usefulness of stock ownership requirements to help the participants of these plans to think long-term: and the performance appraisal process to ensure the system doesn’t solely focus on quantitative achievements.

Risk features have been limited in the compensation plans for our named executive officers by the additions of non-financial performance measures and discretionary components.  Items such as acceptable audit and examination results, acceptable asset quality measures and acceptable implementation of strategic objectives help to ensure that the named executive officers have a long-term view and that manipulation of earnings would not enhance their compensation.

The Firstbank Corporation Compensation Committee hereby certifies:

♦
It has reviewed with the senior risk officer all SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Firstbank Corporation;

♦	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Firstbank Corporation; and
♦
It has reviewed the employee compensation plans to eliminate the features of these plans that would encourage the manipulation of reported earnings of Firstbank Corporation to enhance the compensation of any employee.

Respectfully submitted,

Jeff A. Gardner, Chairman David W. Fultz William E. Goggin Samuel A. Smith

PROPOSAL 2:	ADVISORY (NON-BINDING) VOTE ON FIRSTBANK CORPORATION’S EXECUTIVE COMPENSATION

This proxy statement includes our Compensation Discussion and Analysis describing our compensation policies and practices and also includes additional compensation information under Executive Compensation.

In accordance with federal legislation, we are providing our shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of our executives.  This vote proposal is commonly known as a "say-on-pay" proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program.  You are encouraged to read about our compensation program in our Compensation Discussion and Analysis and in the information included under Executive Compensation.

Our shareholders will be asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the holders of Firstbank Corporation common stock approve the compensation of Firstbank Corporation's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related information disclosed in Firstbank Corporation’s proxy statement for its 2013 Annual Meeting of Shareholders.

This is an advisory vote only and neither Firstbank Corporation nor its Board of Directors will be bound to take any action based on the outcome of this vote.  The Compensation Committee of our Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

PROPOSAL 3:	ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are also offering our shareholders the opportunity to vote on how often the Board should ask our shareholders to provide an advisory vote on executive compensation.  The Board believes that because our current executive incentive targets are set annually, an annual vote on executive compensation is the most appropriate.  You may choose to vote in any one of four manners on the proxy.  You may indicate that you prefer this vote every one, two or three years or you may abstain.  If no choice is specified, the shares represented by your proxy will be voted in favor of management’s recommendation that the vote be conducted every year.  The shareholder vote on this issue is advisory.  Because it is not binding upon us, the Compensation Committee and our Board of Directors may decide that it is in the best interest of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.  However, the Committee and the Board will consider the outcome of the vote when making future decisions on executive compensation.

YOUR BOARD OF DIRECTORS UNANIMOULY RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR AN ANNUAL “SAY-ON-FREQUENCY”

PROPOSAL 4:	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Plante & Moran, PLLC (“Plante”), as independent auditors for the Company, for the fiscal year ending December 31, 2013.  The services provided to us and our subsidiaries by Plante for 2012 and 2011 are described below, under the caption “Relationship with Independent Certified Public Accountants.”

We are asking shareholders to ratify the selection of Plante as our independent auditors.  Although ratification is not legally required, the Board is submitting the selection of Plante to our shareholders for ratification as a matter of good corporate governance.  Representatives of Plante are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.  All broker non-votes will be treated as votes cast on this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Corporation and our shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Our financial statements for the year ended December 31, 2012, have been examined by Plante & Moran, PLLC, certified public accountants, as independent auditors of the Corporation for the 2012 fiscal year.  A representative of Plante & Moran, PLLC will be at the annual meeting of shareholders and will have an opportunity to make a statement and be available to answer appropriate questions.

Audit Fees. The following table shows the fees for professional services paid to Plante & Moran, PLLC, for audit and other services they provided to us for 2012 and 2011:

	2012	2011
Audit Fees (1)	$207,500	$207,500
Tax Fees (2)	35,500	35,500
All Other Fees (3)	49,520	37,000

(1)
Includes the aggregate fees billed for professional services rendered by Plante & Moran, PLLC for the audit of Firstbank’s annual financial statements, and review of financial statements included in Firstbank’s quarterly reports on Form 10-Q.

(2)	Principally tax compliance services (including U.S. federal and state tax returns), review of quarterly tax computations and consultations regarding various tax strategies.
(3)	All Other Fees are charges associated with review of SEC documents and the audit of FBMI Risk Management Services, Inc. and consultations on various accounting projects.

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for Firstbank by its independent auditors.  Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to the Audit Committee chairman who can act alone for circumstances when pre-approval is not obtained from the full Audit Committee.  Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting.  For 2012 and 2011, all of the services described in the table above were approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our directors, officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  SEC regulations require such reporting persons to furnish us with copies of all such reports they file.  Based solely on our review of the forms we received, or written representations from certain reporting persons that no filings were required for those persons.  We believe that from January 1, 2012 through December 31, 2012, our directors, officers and greater than 10% shareholders complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our directors and officers and their associates were customers of, and had transactions with, our subsidiary banks in the ordinary course of business between January 1, 2012 and December 31, 2012. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. All loans to directors, officers and their associates were current as of December 31, 2012.

We and our subsidiary banks are subject to Federal Reserve Board Regulation O which governs extensions of credit by our banks to any executive officer, Director or principal shareholder of the Corporation or its banks.  We have established processes for reviewing and approving related party transactions.  Related party transactions are approved by the Board of Directors of the appropriate entity.  The related parties do not participate in the deliberations or voting regarding the approval or ratification of the related party transaction.   We disclose related party transactions in our proxy statement to the extent required by the Securities and Exchange Commission.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2014 annual meeting must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting by November 15, 2013. Shareholder proposals should be made in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and should be addressed to Samuel G. Stone, Secretary, Firstbank Corporation, 311 Woodworth Avenue, Alma, Michigan 48801.

MISCELLANEOUS

We will furnish to any shareholder (without charge) a copy of our Annual Report and Form 10-K for the fiscal year ended December 31, 2012 as filed with the Securities and Exchange Commission, except for exhibits, upon written or oral request to Firstbank Corporation, Attention: Samuel G. Stone, Secretary, 311 Woodworth Avenue, Alma, Michigan, 48801; telephone: 989-466-7328.

The Board of Directors does not know of any other business to be presented to the Annual Meeting and does not intend to bring other matters before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote thereon according to their best judgment and interest of the company.

Proxies to be solicited by us to vote at the annual meeting of shareholders to be held in 2014 may confer discretionary authority on the persons named as proxies to vote on any matter if the Corporation does not have notice of the matter by February 1, 2014.  No shareholder has informed us of any intention to propose any other matter to be acted upon at the Annual Meeting.  Accordingly, the persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

REVOCABLE PROXY
FIRSTBANK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 22, 2013

The undersigned, a shareholder of FIRSTBANK CORPORATION, hereby appoints THOMAS R. SULLIVAN and SAMUEL G. STONE as proxies, each with full power to act without the other and to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all shares of Firstbank Corporation that the undersigned is entitled to vote at the annual meeting of shareholders of Firstbank Corporation to be held April 22, 2013 and at any adjournment thereof.

Mark here for address change. ☐

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Comments:

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FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. IN THE ELECTION OF DIRECTORS (except as marked to the contrary below):	☐	☐	☐

David W. Fultz
William E. Goggin

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain	
2. To provide advisory approval of Firstbank's executive compensation program.	☐	☐	☐	

	1 Year	2 Years	3 Years	Abstain
3. Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the appointment of Plante & Moran, PLLC as independent auditors for 2013.	☐	☐	☐

At their discretion, the Proxies are authorized to vote for all matters which may properly come before the meeting, including matters incident to the conduct of the meeting or any adjournments therof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN A MANNER DIRECTED HEREIN BY THE BELOW SIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" ADVISORY APPROVAL OF FIRSTBANK'S EXECUTIVE COMPENSATION PROGRAM, FOR THE "ONE YEAR" FREQUENCY, "FOR" RATIFICATION OF THE AUDITORS, AND IN THE PROXIES' DISCRETION ON OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person.

Please be sure to date and sign this proxy card in the box below.

Date __________

Sign above __________ Co-holder (if any) sign above

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